Exhibit 99.1

Byrna Technologies Reports Fiscal Second Quarter 2026 Results

ANDOVER, Mass., July 9, 2026 - Byrna Technologies Inc. (“Byrna” or the “Company”) (Nasdaq: BYRN), a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions, today reported select financial results for its fiscal second quarter (“Q2 2026”) ended May 31, 2026.

Fiscal Second Quarter 2026 and Recent Operational Highlights

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Entered into a binding agreement to purchase HERO Defense Systems, LLC, a complementary less-lethal self-defense company, expanding Byrna’s product portfolio across additional price points and everyday-carry form factors.

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Initiated and recently expanded its “try before you buy” pilot program, following early results achieving an approximately 30% conversion rate among participating customers who received a demo unit, with most conversions occurring in the second week of the two-week trial period.

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Generated over 150,000 responses on the “Find the Right Launcher” guided shopping experience on Byrna.com since it was introduced in April. Customers who used the product education tool converted at approximately twice the conversion rate of the overall website.

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Reduced launcher assembly operations from four lines at the end of fiscal Q1 to two lines by May and ceased in-house ammunition manufacturing to better align production with current demand, improve cost efficiency, and support the reduction of finished goods inventory over time.

●	Activated its Fox Sports media partnership through iHeartMedia in June, expanding Byrna’s reach to a broad, highly engaged sports audience across radio and digital platforms.
●	Realigned sales and marketing functions and initiated a search for dedicated leaders to support retail growth and brand expansion.
●	Appointed HLK as agency of record to strengthen brand messaging, customer acquisition, and product education initiatives.
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Appointed Acceleration Partners as its influencer and affiliate marketing agency to build a broader social creator program, relaunch Byrna’s affiliate marketing program and improve the Company’s ability to measure customer acquisition across its e-commerce channels.

●	Promoted industry veteran Matthew Campagni to Chief Strategy Officer to lead the Company’s strategic planning initiatives and support cross-functional execution.

Fiscal Second Quarter 2026 Financial Results

Results compare Q2 2026 to the 2025 fiscal second quarter ended May 31, 2025, unless otherwise indicated.

Net revenue for Q2 2026 was $16.4 million, compared to $28.5 million in the fiscal second quarter of 2025 (“Q2 2025”). The approximately 43% year-over-year decrease was driven primarily by a decrease in e-commerce sales and slower reorder activity from dealers and chain stores following substantial restocking in fiscal Q1 and slower-than-expected sell-through.

Gross profit for Q2 2026 was $1.8 million (11% of net revenue), down from $17.6 million (62% of net revenue) in Q2 2025. Reported gross margin included a one-time $5.9 million inventory write-down and a $3.5 million impairment of equipment, this was partially offset by a $1.1 million tariff refund recorded in cost of goods sold. Excluding these items, adjusted gross profit was $10.1 million, representing adjusted gross margin of approximately 62%.

Operating expenses for Q2 2026 were $14.6 million, compared to $14.2 million for Q2 2025, an increase of 2.7%. The increase primarily reflected an impairment charge of $1 million as well as continued investment in marketing, partially offset by the change in variable selling expenses associated with a decrease in sales.

Net income (loss) for Q2 2026 was $(10.1) million, compared to $2.4 million for Q2 2025. Net loss included non-cash impairment and inventory write-down charges of $10.4 million related to the shutdown of our ammunition manufacturing facility in Fort Wayne and strategic product rationalization. A tax benefit of $2.7 million was also recorded for the quarter.

Adjusted EBITDA1, a non-GAAP metric reconciled below, for Q2 2026 totaled $(0.6) million, compared to $4.3 million in Q2 2025.

Cash, cash equivalents and marketable securities as of May 31, 2026 totaled $10.4 million, compared to $15.5 million at November 30, 2025. Inventory on May 31, 2026 totaled $30.4 million, compared with $32.7 million on November 30, 2025. The Company is focused on lowering inventory over time and improving working capital efficiency.

Management Commentary

“Our second quarter results did not reflect the level of performance we believe Byrna can deliver,” said Byrna CEO Conn Davis. “We expected the quarter to begin a transition period, but continued softness in our direct-to-consumer channel as well as a slower pace of reorders across retail partners led to a steeper reset than we initially expected.

“In e-commerce, web traffic remained weak, and while conversion rates showed modest improvement as a result of our website changes, overall conversion levels and average order value were below where we expected. In retail, our partners entered the quarter with elevated inventory levels following meaningful post-holiday restocking in Q1. Sell-through during the quarter did not occur at a pace that supported consistent reorder activity, which impacted revenue across both dealer and big box channels.

“From an operational standpoint, we took actions during the quarter to better align production and operating costs with current demand. We reduced production capacity in our launcher facility and exited in-house ammo manufacturing where we were not cost competitive. These actions reduce costs, operating complexity, and establish a more balanced operating baseline that should allow us to work down physical inventory through the second half of the year.

“We also advanced a number of initiatives designed to improve demand over both the near and longer term. Our top operational priority is improving customer conversion and retail productivity across all channels.

“We are seeing encouraging early results from our “try before you buy” program, which is attracting new customers to the brand and generating conversion rates of approximately 30%. This represents a meaningful improvement versus traditional e-commerce and provides a scalable pathway to reaccelerate direct-to-consumer growth over time.

“On the retail side, we are focused on continuing our store expansion while also working closely with our partners to improve customer discovery and sell-through. Initiatives such as in-store training, enhanced merchandising, including end-cap displays, and expanded demo experiences are producing stronger results in the locations where they have been implemented. Our focus now is applying those learnings more consistently across the wider footprint.

1 See non-GAAP financial measures at the end of this press release for a reconciliation and a discussion of non-GAAP financial measures.

“In parallel, our messaging pivot is underway, as we work to broaden our reach and engage a wider set of customer segments. This includes partnerships such as Fox Sports, along with new social and influencer programs designed to introduce Byrna to previously underpenetrated audiences while continuing to build on the existing foundation with our core customers. We believe this approach will expand our addressable market while supporting more consistent and durable demand over time. We are also in the process of bringing on experienced leaders across marketing and retail to strengthen execution, improve accountability and support the next phase of growth.

“Based on current expectations, fiscal 2026 will not be a revenue-growth year. Q2 reset the revenue baseline, and we are planning the business around current demand trends rather than assuming a quick return to prior growth rates. We expect improvement from the first half of the fiscal year to the second half, as retailers prepare for the holidays and more of our marketing, conversion and customer-acquisition initiatives enter the market.

“We are building from a more realistic baseline, with the opportunity to improve as these initiatives begin to contribute. Our focus is on improving website traffic and conversion, strengthening retail sell-through and reorder cadence, reducing inventory and improving working capital efficiency. We believe the actions underway position Byrna to finish fiscal 2026 on stronger footing and enter fiscal 2027 with a business capable of delivering more consistent growth.”

Conference Call

The Company’s management will host a conference call today, July 9, 2026, at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Toll-Free Dial-In: 877-709-8150

International Dial-In: +1 201-689-8354

Confirmation: 13761119

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Byrna’s website.

About Byrna Technologies Inc.

Byrna is a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® CL, Byrna® LE and Byrna® SD personal security devices, state-of-the-art handheld CO2 powered launchers designed to provide a less-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking statements. Often, but not always, forward-looking statements can be identified by the general use of words such as "plans," "expects," "intends," "anticipates," and "believes" and statements that certain actions, events or results "may," "could," "would," "should," "might," "occur," or "be achieved," or "will be taken." Forward-looking statements in this news release include but are not limited to our statements related to our expected net revenue and top-line performance during the transition period and in future periods, and our expectation that our operating results will continue to reflect the transition we are working through; our expectation that the operational and cost actions taken during the quarter, including the reduction of launcher assembly from four lines to two and the decision to cease in-house ammunition manufacturing, will reduce costs, operating complexity, and finished goods inventory over time and establish a more balanced and cash-efficient operating baseline; our plans to reduce inventory levels over time and improve working capital efficiency, including our expectation of working down physical inventory during the second half of fiscal 2026; the anticipated benefits and integration of our recently completed acquisition, including the expansion of the Company’s price points and product form factors; the early results, conversion rates, and scalability of our “try before you buy” program, and its potential to reaccelerate direct-to-consumer growth over time; the anticipated impact of our “Find the Right Launcher” guided shopping experience on website conversion; our plans to improve customer conversion, retail productivity, and sell-through across our e-commerce, dealer, and big-box channels, including through in-store training, enhanced merchandising and end-cap displays, and expanded demonstration experiences, and our intention to apply those initiatives more consistently across our retail footprint; our continued retail store expansion and our ability to collaborate with retail partners and grow productivity per store; our brand and messaging pivot and related marketing initiatives intended to broaden our reach and expand our addressable market, including our Fox Sports partnership activated through iHeartMedia, the appointment of HLK as our agency of record, and the engagement of Acceleration Partners for our influencer and affiliate marketing programs; our ability to attract, onboard, and retain experienced marketing and retail leaders, including the contributions of Matthew Campagni as Chief Strategy Officer, and to align the organization around near-term execution priorities while building toward our long-term strategic vision; brand awareness of Byrna and continued acceptance of the less-lethal personal defense market; our expectation that meaningful operational changes currently underway in demand generation, website conversion, retail productivity, and internal forecasting will, over time, result in improved operating performance; our expectation that we will emerge from this transition year with a more scalable and cash-efficient operating model; and, Byrna’s positioning for sustained and durable growth in future fiscal years. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services; prolonged, new, or exacerbated disruption of our supply chain; the further or prolonged disruption of new product development; production or distribution disruption or delays in entry or penetration of sales channels due to inventory constraints, competitive factors, increased transportation costs or interruptions, including due to weather, flooding or fires; prototype, parts and material shortages, particularly of parts sourced from limited or sole source providers; determinations by third party controlled distribution channels, including Amazon, not to carry or reduce inventory of the Company’s products; determinations by advertisers or social media platforms, or legislation that prevents or limits marketing of some or all Byrna products; the loss of marketing partners; challenges arising from the transition to the new executive leadership and execution of new strategic priorities by the Company’s new management team; the risk that the anticipated benefits of our recently completed acquisition are not realized, or that we are unable to integrate the acquired business on the anticipated timeline or at all; the risk that our decision to cease in-house ammunition manufacturing increases our reliance on third-party ammunition suppliers, disrupts supply, or does not achieve anticipated cost savings; the risk that our “try before you buy” program does not convert participants at anticipated rates, is not scalable, or does not prove economically accretive; the risk that our planned reductions in inventory do not materialize on the anticipated timeline or result in additional inventory write-downs or reserves; investments in e-commerce enhancements or digital capabilities, including improvements to Byrna.com, do not yield anticipated improvements in conversion rates, customer acquisition, or revenue; the risk that efforts to broaden brand messaging or expand into new customer segments do not achieve anticipated market penetration or revenue results; increases in marketing expenditure may not yield expected revenue increases; potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, or other factors; product design or manufacturing defects or recalls; litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment affecting product demand; regulatory factors including the impact of commerce and trade laws and regulations; changes in domestic or international trade policy, including the imposition of new or increased tariffs, export controls or other trade restrictions, that could result in an increase in the cost of materials, components or finished goods used or sold by the Company, and/ or that could disrupt the Company’s supply chain, or otherwise adversely affect the Company’s costs, revenues, or results of operations; the risk that price increases implemented in the first quarter are not sustained, are reversed in response to market or competitive conditions, or otherwise fail to contribute to gross margin improvement as anticipated; the risk that anticipated manufacturing efficiency improvements do not materialize or are offset by increases in input, labor, or overhead costs; the risk that planned retail store launches, including the targeted addition of up to 250 new retail locations, are delayed, reduced in scope, or not executed by retail partners on the anticipated timeline; and, future restrictions on the Company’s cash resources, increased costs and other events that could potentially reduce demand for the Company’s products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, ("Risk Factors") in the Company’s most recent Form 10-K, and should understand it is impossible to predict or identify all such factors or risks, and should not consider the foregoing list, or the risks identified in the Company’s SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Investor Contact:

Tom Colton and Alec Wilson
Gateway Group, Inc.
949-574-3860
BYRN@gateway-grp.com

-Financial Tables to Follow-

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Amounts in thousands except share and per share data)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	May 31		May 31
	2026	2025	2026	2025
Net revenue	$16,387	$28,505	$45,436	$54,695
Cost of goods sold	14,604	10,941	26,252	21,207
Gross profit	1,783	17,564	19,184	33,488
Operating expenses	14,629	14,238	31,102	28,466
INCOME FROM OPERATIONS	(12,846)	3,326	(11,918)	5,022
OTHER INCOME (EXPENSE)
Foreign currency transaction loss	41	(135)	(197)	(215)
Interest income	42	116	130	303
Other income	13	18	32	17
INCOME BEFORE INCOME TAXES	(12,750)	3,325	(11,953)	5,127
Income tax benefit (expense)	2,662	(898)	2,666	(1,038)
NET INCOME (LOSS)	$(10,088)	$2,427	$(9,287)	$4,089

Foreign currency translation adjustment for the period	(91)	76	245	(54)
Unrealized gain on marketable securities	(3)	17	16	77
COMPREHENSIVE INCOME (LOSS)	$(10,182)	$2,520	$(9,026)	$4,112

Basic net income (loss) per share	$(0.44)	$0.11	$(0.41)	$0.18
Diluted net income (loss) per share	$(0.44)	$0.10	$(0.41)	$0.17

Weighted-average number of common shares outstanding - basic	22,686,895	22,668,546	22,677,477	22,628,270
Weighted-average number of common shares outstanding - diluted	22,686,895	23,951,297	22,677,477	24,021,948

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	May 31	November 30,
	2026	2025
	Unaudited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,436	$13,727
Marketable Securities	1,002	1,754
Accounts receivable, net	4,437	10,840
Inventory, net	30,445	32,694
Prepaid expenses and other current assets	4,009	4,679
Total current assets	49,329	63,694
LONG TERM ASSETS
Deposits for equipment	541	1,495
Right-of-use-asset, net	1,714	2,042
Property and equipment, net	4,047	7,726
Intangible assets, net	2,956	3,085
Goodwill	2,258	2,258
Deferred tax asset	7,395	4,135
Other assets	177	51
TOTAL ASSETS	$68,417	$84,486

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$9,033	$15,864
Operating lease liabilities, current	777	734
Deferred revenue, current	334	496
Total current liabilities	10,144	17,094
LONG TERM LIABILITIES
Deferred revenue, non-current	20	25
Operating lease liabilities, non-current	1,270	1,612
Total liabilities	11,434	18,731

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	25	25
Additional paid-in capital	137,075	135,870
Treasury stock	(23,308)	(22,355)
Accumulated deficit	(56,383)	(47,096)
Accumulated other comprehensive loss	(426)	(689)

Total Stockholders’ Equity	56,983	65,755

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$68,417	$84,486

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we provide an additional financial metric that is not prepared in accordance with GAAP (non-GAAP) with presenting non-GAAP adjusted EBITDA. Management uses this non-GAAP financial measure, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. We believe that this non-GAAP financial measure helps us to identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we exclude in the calculations of the non-GAAP financial measure.

Accordingly, we believe that this non-GAAP financial measure reflects our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business and provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

This non-GAAP financial measure does not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP. There are limitations in the use of non-GAAP measures, because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment concerning exclusions of items from the comparable non-GAAP financial measure. In addition, other companies may use other non-GAAP measures to evaluate their performance, or may calculate non-GAAP measures differently, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison.

Adjusted EBITDA

Adjusted EBITDA is defined as net (loss) income as reported in our condensed consolidated statements of operations and comprehensive (loss) income excluding the impact of (I) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest income (expense); (iv) stock-based compensation expense, (v) impairment loss, and (vi) one time, non-recurring other expenses or income. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). We also exclude certain one-time and non-cash costs. Reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP measure, is as follows (in thousands):

	For the Three Months Ended		For the Six Months Ended
	May 31		May 31
	2026	2025	2026	2025
Net Income (Loss)	$(10,088)	$2,427	$(9,287)	$4,089

Adjustments:
Interest income	(42)	(116)	(130)	(303)
Income tax expense	(2,662)	898	(2,666)	1,038
Depreciation and amortization	727	252	1,362	437
Non-GAAP EBITDA	$(12,065)	$3,461	$(10,721)	$5,261

Stock-based compensation expense	836	722	1,371	1,562
Impairment loss	4,506	-	4,506	-
Write-down of ammunition inventory	3,605	-	3,605	-
Inventory reserve - strategic product rationalization	2,324	-	2,324	-
Severance/Leadership transition	189	116	521	246
Non-GAAP adjusted EBITDA	$(605)	$4,299	$1,606	$7,069

Adjusted Cost of goods sold and gross profit

Adjusted cost of goods sold is defined as cost of goods sold as reported in our condensed consolidated statements of operations and comprehensive (loss) income excluding the impact of (i)impairment loss; (ii) write down of ammunition inventory; (iii) inventory reserve due to strategic product rationalization, and (iv) refunds of previously paid tariffs. Our Adjusted cost of goods sold measure eliminates potential differences in performance caused by certain one-time or unusual events. Adjusted gross profit is defined as revenue as reported in our condensed consolidated statement of operations and comprehensive (loss) income less Adjusted cost of goods sold. Reconciliation of Adjusted cost of goods sold to Cost of goods sold, as well as a reconciliation of Adjusted Gross profit to Gross profit, the most directly comparable GAAP measures, are as follows (in thousands):

	For the Three Months Ended		For the Six Months Ended
	May 31		May 31
	2026	2025	2026	2025
Net revenue	$16,387	$28,505	$45,436	$54,695
Cost of goods sold	14,604	10,941	26,252	21,207
Gross profit	1,783	17,564	19,184	33,488
Gross profit margin	10.9%	61.6%	42.2%	61.2%

Cost of goods sold	14,604	10,941	26,252	21,207
Adjustments:
Impairment loss	(3,488)	-	(3,488)	-
Tariff refund	1,067	-	1,067	-
Write-down of ammunition inventory	(3,605)	-	(3,605)	-
Inventory reserve - strategic product rationalization	(2,324)	-	(2,324)	-
Non-GAAP adjusted cost of goods sold	6,254	10,941	17,902	21,207

Non-GAAP adjusted gross profit	10,133	17,564	27,534	33,488
Non-GAAP adjusted gross profit margin	61.8%	61.6%	60.6%	61.2%